Simpson Thacher & Bartlett LLP

900 G STREET, NW

WASHINGTON, D.C. 20001

TELEPHONE: +1-202-636-5500

FACSIMILE: +1-202-636-5502

Direct Dial Number	E-mail Address

+1-202-636-5916	Matthew.Micklavzina@stblaw.com

June 21, 2024

Re:	HarbourVest Private Investments Fund Securities Act File No. [•] Investment Company Act File No. 811-23958 Registration Statement on Form N-2

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Ladies and Gentlemen:

On behalf of HarbourVest Private Investments Fund (the “Fund”), we hereby transmit for filing under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940, as amended, the Fund’s Registration Statement on Form N-2 (the “Registration Statement”).

Should members of the staff have any questions or comments concerning the Registration Statement, they should call the undersigned at (202) 636-5916.

Very truly yours,

/s/ Matthew C. Micklavzina
Matthew C. Micklavzina

CC:	Monique Austin, HarbourVest Registered Advisers L.P.

Rajib Chanda, Esq.

Ryan P. Brizek, Esq.

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